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                                  Exhibit 5.1

                               October 22, 1999


Vitesse Semiconductor Corporation
741 Calle Plano
Camarillo, California 93012

   RE:  Registration Statement on Form S-3

Gentlemen:

   We have examined the Registration Statement on Form S-3 to be filed by you with the Securities and Exchange Commission on or about the date hereof (the "Registration Statement"), in connection with the registration under the Securities Act of 1933, as amended, of 1,849,708 post split shares of your Common Stock (the "Shares"), all of which will be sold by certain selling stockholders. The Shares are to be resold to the public as described in the Registration Statement. As your counsel, we have examined the proceedings taken by you in connection with the issuance of the Shares.

   Based upon and subject to the foregoing, it is our opinion that the Shares have been validly issued, fully paid and nonassessable.

   We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement, including the Prospectus constituting a part thereof, and any amendments thereto.


                                          Sincerely,

                                          /s/ Wilson Sonsini Goodrich & Rosati
                                          WILSON SONSINI GOODRICH & ROSATI
                                          Professional Corporation